Exhibit 4.1

SECOND AMENDED AND RESTATED WARRANT AGREEMENT

dated as of August 12, 2013

between

GENERAL MOTORS COMPANY

and

U.S. BANK NATIONAL ASSOCIATION

as Warrant Agent

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TABLE OF CONTENTS

Page
Article 1
Definitions
Section 1.01. Certain Definitions	1

Article 2
Issuance, Execution and Transfer of Warrants
Section 2.01. Issuance of Warrants	8
Section 2.02. Execution and Authentication of Warrants	8
Section 2.03. Form of Warrant Certificates	9
Section 2.04. Transfer Restrictions	9
Section 2.05. Transfer, Exchange and Substitution	9
Section 2.06. Global Warrants	10
Section 2.07. Surrender of Warrant Certificates	11

Article 3
Exercise and Settlement of Warrants
Section 3.01. Exercise of Warrants	11
Section 3.02. Procedure for Exercise	12
Section 3.03. Settlement of Warrants	12
Section 3.04. Delivery of Common Stock	12
Section 3.05. No Fractional Shares to Be Issued	13
Section 3.06. Acquisition of Warrants by Company	13
Section 3.07. Direction of Warrant Agent	13

Article 4
[Reserved]

Article 5
Adjustments
Section 5.01. Adjustments to Exercise Price	14
Section 5.02. Adjustments to Number of Warrants	18
Section 5.03. Certain Distributions of Rights and Warrants; Shareholder Rights Plan	18
Section 5.04. No Impairment	19
Section 5.05. Other Adjustments	19
Section 5.06. Discretionary Adjustments	19
Section 5.07. Restrictions on Adjustments	20
Section 5.08. Deferral of Adjustments	21
Section 5.09. Recapitalizations, Reclassifications and Other Changes	21
Section 5.10. Consolidation, Merger and Sale of Assets	25
Section 5.11. Common Stock Outstanding	25
Section 5.12. Covenant to Reserve Shares for Issuance on Exercise	26

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SECOND AMENDED AND RESTATED WARRANT AGREEMENT
This Second Amended and Restated Warrant Agreement (“Warrant Agreement”) dated as of August 12, 2013 is between General Motors Company, a Delaware corporation (the “Company”), and U.S. Bank National Association (the “Warrant Agent”).
WITNESSETH THAT:
WHEREAS, the Company and the Warrant Agent are parties to that certain Amended and Restated Warrant Agreement dated as of October 16, 2009 (the “Existing Warrant Agreement”) relating to 15,151,515 Warrants (such Number of Warrants having increased pursuant to, and in accordance with, Article 5 of the Existing Warrant Agreement to 45,454,545 Warrants as of the date hereof), each of which is exercisable for one share of Common Stock (as defined below) to the Initial Warrantholder (as defined below);
WHEREAS, the Initial Warrantholder is the sole Warrantholder (as defined below) as of the date hereof;
WHEREAS, in connection with an underwritten public offering of the Warrants by the Initial Warrantholder pursuant to a prospectus and prospectus supplement of the Company dated August 6, 2013 (the “Offering”), the Company and the Warrant Agent desire to amend and restate the Existing Warrant Agreement in its entirety and all Warrantholders have consented to this amendment and restatement; and
WHEREAS, the Company desires that the Warrant Agent continue to act on behalf of the Company, and the Warrant Agent is willing to act, in connection with the issuance, exchange, transfer, substitution and exercise of Warrants.
NOW THEREFORE in consideration of the mutual agreements herein contained, the Company and the Warrant Agent agree as follows:
ARTICLE 1
Definitions

Section 1.01.Certain Definitions. As used in this Warrant Agreement, the following terms shall have their respective meanings set forth below:

“$” refers to such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.
“Adjustment Event” has the meaning set forth in Section 5.08.
“Agent Members” has the meaning set forth in Section 2.06(c).
“Authentication Order” means a Company Order for authentication and delivery of Warrants.
“Black Scholes Proportion” has the meaning given to it in the definition of “Change of Control Payment Amount.”

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“Black Scholes Warrant Value” as of any date, shall mean the value of a Warrant to purchase one share of Common Stock (as determined in good faith by the Board of Directors based upon the advice of an independent investment bank of national standing selected by the Board of Directors and reasonably acceptable to the Warrant Agent) and shall be determined by customary investment banking practices using the Black Scholes model. For purposes of calculating such amount, (1) the term of the Warrants will be the period from the date of determination until the Expiration Date, (2) the price of each share of Common Stock will be the Current Market Price as of the date of determination, (3) the assumed volatility will be determined by such independent investment banking firm as of the date of determination, (4) the assumed risk-free rate will equal the yield on the U.S. Treasury security with a maturity closest to December 31, 2015, as the yield on that security exists as of the date of determination and (5) any other assumptions shall be made by the Board of Directors in good faith based upon the advice of such independent investment bank at the time of determination.
“Board of Directors” means the board of directors of the Company or any committee of such board of directors duly authorized to exercise the power of such board of directors with respect to the matters provided for in this Warrant Agreement as to which the board of directors is authorized or required to act.
“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Warrant Agent.
“Business Day” means any day other than a Saturday or Sunday or other than a day on which banking institutions in New York City, New York are authorized or obligated by law or executive order to close.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of the Company and all warrants or options to acquire such capital stock.
“Carryover Warrants” shall mean, for each Warrant, that portion of such Warrant equal to one minus the Black Scholes Proportion.
“Cash” means such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.
“Cash Account” has the meaning set forth in Section 3.07(d).
“Certificated Warrant” means a Warrant represented by a Warrant Certificate, in definitive, fully registered form, that is not a Global Warrant.
“Change of Control Date” shall mean the date on which a Change of Control Event is consummated.
“Change of Control Estimated Payment Amount” shall mean, in respect of any Change of Control Event, an estimate of the Change of Control Payment Amount payable on the applicable Change of Control Payment Date, as determined in good faith by the Board of Directors, based upon the advice of an independent investment bank of national standing selected by the Board of Directors and reasonably acceptable to the Warrant Agent, as of a date no more than 20 Business Days and no less than 15 Business Days prior to the Change of Control Date, in a manner

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consistent with the terms of this Warrant Agreement and the Warrants, including the definitions of “Black Scholes Warrant Value” and “Change of Control Payment Amount.”
“Change of Control Event” shall mean (i) the acquisition by a Person (other than the Company or a wholly-owned subsidiary of the Company) in a tender offer or a series of related tender offers of 80% or more of the outstanding Common Stock (determined on a fully-diluted basis), (ii) the consolidation or merger of the Company with or into another Person (other than a wholly-owned subsidiary of the Company), or (iii) a sale of all or substantially all of the Company's assets to another Person (other than a wholly-owned subsidiary of the Company), in each of clauses (i) through (iii) in which all or any portion of the consideration paid or exchanged for Common Stock, or into which Common Stock is converted, consists of Other Property.
“Change of Control Payment Amount” shall mean an amount in Cash equal to the product of (1) the Black Scholes Warrant Value of a Warrant on a Change of Control Date immediately prior to the consummation of such Change of Control Event multiplied by (2) a fraction, (x) the numerator of which is the fair market value of the Other Property received in exchange for a share of Common Stock in a Change of Control Event as of the Change of Control Date (as determined by an independent investment bank of national standing selected by the Company and determined by customary investment banking practices) and (y) the denominator of which is the sum of (a) the Closing Sale Price of the Registered and Listed Shares received in exchange for a share of Common Stock in a Change of Control Event as of the Change of Control Date (if any) and (b) the fair market value (determined as above) of the Other Property as of the Change of Control Date received in exchange for a share of Common Stock in a Change of Control Event (such fraction referred to herein as the “Black Scholes Proportion”).
For purposes of determining the Change of Control Payment Amount, if holders of Common Stock are entitled to receive differing forms or types of consideration in any transaction or series of transactions contemplated by the definition of “Change of Control Event,” each holder shall be deemed to have received the same proportion of Other Property and Registered and Listed Shares that all holders of Common Stock in the aggregate elected or were required to receive in such transaction or transactions.
“Change of Control Payment Date” has the meaning set forth in Section 5.09(e).
“Close of Business” means 5:00 p.m. New York City time.
“Closing Date” means July 10, 2009.
“Closing Sale Price” means, as of any date, the last reported per share sales price of a share of Common Stock or any other security on such date (or, if no last reported sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices on such date) as reported on the New York Stock Exchange, or if the Common Stock or such other security is not listed on the New York Stock Exchange, as reported by the principal U.S. national or regional securities exchange or quotation system on which the Common Stock or such other security is then listed or quoted; provided, however, that in the absence of such quotations, the Board of Directors will make a good faith determination of the Closing Sale Price.
If during a period applicable for calculating the Closing Sale Price, an issuance, distribution, subdivision, combination or other transaction or event occurs that requires an

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adjustment to the Exercise Price or Number of Warrants pursuant to Article 5 hereof, the Closing Sale Price shall be calculated for such period in a manner determined by the Company to appropriately reflect the impact of such issuance, distribution, subdivision or combination on the price of the Common Stock during such period.
“Common Stock” means the common stock, par value $0.01 per share, of the Company authorized at the date of this Warrant Agreement or as such stock may be constituted from time to time. Subject to the provisions of Section 5.09 and Section 5.10, shares issuable upon exercise of Warrants shall include only shares of the class designated as Common Stock of the Company as of the date of this Warrant Agreement or shares of any class or classes resulting from any reclassification or reclassifications or change or changes thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications or changes bears to the total number of shares of all such classes resulting from such reclassifications or changes.
“Company Order” means a written order signed in the name of the Company by any two officers, at least one of whom must be its Chief Executive Officer, its Chief Financial Officer, its Treasurer, an Assistant Treasurer, or its Controller, and delivered to the Warrant Agent.
“Current Market Price” means, (i) in connection with a dividend, issuance or distribution, the volume weighted average price per share of Common Stock for the twenty (20) Trading Days ending on, but excluding, the earlier of the date in question and the Trading Day immediately preceding the Ex-Date for such dividend, issuance or distribution and (ii) in connection with a determination of Black Scholes Warrant Value, the volume weighted average price per share of Common Stock for the twenty (20) Trading Days ending on, but excluding, the date of determination, in each case, for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session) as reported on the New York Stock Exchange, or if the Common Stock or such other security is not listed on the New York Stock Exchange, as reported by the principal U.S. national or regional securities exchange or quotation system on which the Common Stock or such other security is then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 p.m., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such Trading Day, or if such volume weighted average price is unavailable or in manifest error, the market value of one share of Common Stock during such twenty (20) Trading Day period determined using a volume weighted average price method by an independent nationally recognized investment bank or other qualified financial institution selected by the Board of Directors and reasonably acceptable to the Warrant Agent. If the Common Stock is not traded on the New York Stock Exchange or any U.S. national or regional securities exchange or quotation system, the Current Market Price shall be the price per share of Common Stock that the Company could obtain from a willing buyer for shares of Common Stock sold by the Company from authorized but unissued shares of Common Stock, as such price shall be reasonably determined in good faith by the Company's Board of Directors.
“Cut-Off Time” has the meaning set forth in Section 5.09(e).
“Depositary” means The Depository Trust Company, its nominees, and their respective successors.

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“Determination Date” has the meaning set forth in Section 5.08.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Ex-Date” means, in connection with any dividend, issuance or distribution, the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such dividend, issuance or distribution.
“Exercise Date” has the meaning set forth in Section 3.02(b).
“Exercise Notice” means, for any Warrant, the exercise notice set forth on the reverse of the Warrant Certificate, substantially in the form set forth in Exhibit B hereto.
“Exercise Price” means, as of the date hereof, $42.31 per Warrant, subject to adjustment pursuant to Article 5.
“Existing Warrant Agreement” has the meaning set forth in the Recitals.
“Expiration Date” means, for any Warrant, December 31, 2015, regardless of whether such date is a Trading Day.
“Global Warrant” means a Warrant in the form of a permanent global Warrant Certificate, in definitive, fully registered form.
“Global Warrant Legend” means the legend set forth in Section 2.06(b).
“Initial Warrantholder” means UAW Retiree Medical Benefits Trust, a voluntary employees' beneficiary association or any “affiliate” thereof (as defined under Rule 144 under the Securities Act).
“Net Share Amount” has the meaning set forth in Section 3.03.
“Net Share Settlement” means the settlement method pursuant to which an exercising Warrantholder shall be entitled to receive from the Company, for each Warrant exercised, a number of shares of Common Stock equal to the Net Share Amount without any payment therefor.
“Net Share Settlement Price” means, as of any date, the volume weighted average price per share of Common Stock for the twenty (20) Trading Days prior to the date of determination of the Net Share Settlement Price for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session) as reported on the New York Stock Exchange, or if the Common Stock or such other security is not listed on the New York Stock Exchange, as reported by the principal U.S. national or regional securities exchange or quotation system on which the Common Stock or such other security is then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 p.m., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such Trading Day, or if such volume weighted average price is unavailable or in manifest error, the market value of one share of Common Stock during such twenty (20) Trading Day period determined using a volume weighted average price method by an independent nationally recognized investment bank or other qualified financial institution reasonably acceptable to the Warrant Agent. If the Common Stock is not traded on the New York Stock Exchange or any U.S. national or regional Securities exchange or quotation system, the Net Share Settlement Price shall

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be the price per share of Common Stock that the Company could obtain from a willing buyer for shares of Common Stock sold by the Company from authorized but unissued shares of Common Stock, as such prices shall be reasonably determined in good faith by the Company's Board of Directors.
If during a period applicable for calculating Net Share Settlement Price, an issuance, distribution, subdivision, combination or other transaction or event occurs that requires an adjustment to the Exercise Price or Number of Warrants pursuant to Article 5 hereof, the Net Share Settlement Price shall be calculated for such period in a manner determined by the Company to appropriately reflect the impact of such issuance, distribution, subdivision or combination on the price of the Common Stock during such period.
“New Warrant Exercise Price” shall be equal to the product of (i) the Exercise Price then in effect and (ii) one minus the Black Scholes Proportion.
“New Warrants” has the meaning set forth in Section 5.09(e).
“Number of Warrants” means, for a Warrant Certificate, the “Number of Warrants” specified on the face of such Warrant Certificate (or, in the case of a Global Warrant, on Schedule A to such Warrant Certificate), subject to adjustment pursuant to Article 5.
“Officers' Certificate” means a certificate signed by any two officers of the Company, at least one of whom must be its Chief Executive Officer, its Chief Financial Officer, its Treasurer, an Assistant Treasurer, or its Controller.
“Other Property” means any cash, property or other securities other than Registered and Listed Shares.
“Open of Business” means 9:00 a.m., New York City time.
“Parent Exercise Price” means, with respect to each Parent Warrant Agreement, the “Exercise Price” as such term is defined in such Parent Warrant Agreement.
“Parent Warrant Agreement” means each amended and restated warrant agreement, dated as of the October 16, 2009, between the Company and U.S. Bank National Association as Warrant Agent, pursuant to which Motors Liquidation Company (formerly known as General Motors Corporation) was the “Initial Warrantholder” as defined therein.
“Parent Warrants” means the warrants issued pursuant to the Parent Warrant Agreements.
“Person” means an individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any Cash, securities or other property or in which Common Stock (or other applicable security) is exchanged for or converted into any combination of Cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such Cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

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“Redemption” has the meaning set forth in Section 5.09(e).
“Redemption Notice” has the meaning set forth in Section 5.09(e).
“Reference Property” has the meaning set forth in Section 5.09(a).
“Registered and Listed Shares” shall mean shares of the common stock of the surviving entity in a consolidation, merger, or combination or the acquiring entity in a tender offer, except that if the surviving entity or acquiring entity has a parent corporation, it shall be the shares of the common stock of the parent corporation, provided, that, in each case, such shares (i) have been registered (or will be registered within 30 calendar days following the Change of Control Date) under Section 12 of the Exchange Act with the Securities and Exchange Commission, and (ii) are listed for trading on the New York Stock Exchange or any other national securities exchange (or will be so listed or admitted within 30 calendar days following the Change of Control Date).
“Reorganization Event” has the meaning set forth in Section 5.09(a).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Settlement Date” means, in respect of a Warrant that is exercised hereunder, the third Trading Day immediately following the Exercise Date for such Warrant.
“Trading Day” means (i) if the applicable security is listed on the New York Stock Exchange, a day on which trades may be made thereon or (ii) if the applicable security is listed or admitted for trading on the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market or other national securities exchange or market, a day on which the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market or such other national securities exchange or market is open for business or (iii) if the applicable security is not so listed, admitted for trading or quoted, any Business Day.
“Trigger Event” has the meaning set forth in Section 5.03.
“Unit of Reference Property” has the meaning set forth in Section 5.09(a).
“Unit Value” has the meaning set forth in Section 5.09(c).
“Vice President” means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president” of the Company.
“Voting Stock” means Capital Stock having the right to vote for the election of directors under ordinary circumstances.
“Warrant” means a warrant of the Company exercisable for one share of Common Stock as provided herein, and issued pursuant to this Warrant Agreement with the terms, conditions and rights set forth in this Warrant Agreement.
“Warrant Agent” means U.S. Bank National Association, in its capacity as warrant agent hereunder.

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“Warrant Certificate” means any certificate representing Warrants satisfying the requirements set forth in Section 2.03.
“Warrant Register” has the meaning set forth in Section 2.05.
“Warrantholder” means each Person in whose name Warrants are registered in the Warrant Register.
ARTICLE 2
Issuance, Execution and Transfer of Warrants

Section 2.01.Issuance of Warrants. (a) The Company executed and delivered to the Warrant Agent, for authentication and delivery to the Initial Warrantholder on October 16, 2009, a single Certificated Warrant in the name of the Initial Warrantholder, together with an Authentication Order with respect thereto, evidencing an initial aggregate Number of Warrants equal to 15,151,515 (such Number of Warrants having increased pursuant to, and in accordance with, Article 5 of the Existing Warrant Agreement to 45,454,545 as of the date hereof, and subject to adjustment from time to time as described herein). The Warrant Agent, upon receipt of such Certificated Warrant and Authentication Order, authenticated and delivered such Certificated Warrant to the Initial Warrantholder in accordance with Section 2.02 and registered the Initial Warrantholder as the Warrantholder of such Warrants in accordance with Section 2.05.

(b)Except as set forth in Section 2.05, Section 6.02 and Article 5, the Warrants issued to the Initial Warrantholder on October 16, 2009 shall be the only Warrants issued or outstanding under this Warrant Agreement.

(c)All Warrants issued under this Warrant Agreement shall in all respects be equally and ratably entitled to the benefits hereof, without preference, priority, or distinction on account of the actual time of the issuance and authentication or any other terms thereof.

Section 2.02.Execution and Authentication of Warrants. (a) Warrants shall be executed on behalf of the Company by any Executive Vice President, any Senior Vice President or any Vice President of the Company and attested by its Secretary or any one of its Assistant Secretaries. The signature of any of these officers on Warrants may be manual or facsimile. Typographical and other minor errors or defects in any such signature shall not affect the validity or enforceability of any Warrant that has been duly authenticated and delivered by the Warrant Agent.

(b)Warrants bearing the manual or facsimile signatures of individuals, each of whom was, at the time he or she signed such Warrant or his or her facsimile signature was affixed to such Warrant, as the case may be, a proper officer of the Company, shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Warrants or did not hold such offices at the date of such Warrants.

(c)No Warrant shall be entitled to any benefit under this Warrant Agreement or be valid or obligatory for any purpose unless there appears on such Warrant a certificate of authentication substantially in the form provided for herein executed by the Warrant Agent by manual or facsimile signature, and such certificate upon any Warrant shall be conclusive evidence, and the only evidence, that such Warrant has been duly authenticated and delivered hereunder.

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Section 2.03.Form of Warrant Certificates. Each Warrant Certificate shall be in substantially the form set forth in Exhibit B hereto and shall have such insertions as are appropriate or required by this Warrant Agreement and may have such letters, numbers or other marks of identification and such legends and endorsements, stamped, printed, lithographed or engraved thereon, as the Company may deem appropriate and as are not inconsistent with the provisions of this Warrant Agreement, such as may be required to comply with this Warrant Agreement, any law or any rule of any securities exchange on which Warrants may be listed, and such as may be necessary to conform to customary usage.

Section 2.04.Transfer Restrictions. Any Warrant that is purchased or owned by the Company or any “affiliate” thereof (as defined under Rule 144 under the Securities Act) may not be resold by the Company or such affiliate unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Warrants no longer being “restricted securities” (as defined in Rule 144 under the Securities Act).

Section 2.05.Transfer, Exchange and Substitution. (a) Warrants shall be issued in registered form only. The Company shall cause to be kept at the office of the Warrant Agent, and the Warrant Agent shall maintain, a register (the “Warrant Register”) in which, subject to such reasonable regulations as the Company may prescribe, the Company shall provide for the registration of Warrants and transfers, exchanges or substitutions of Warrants as herein provided. All Warrants issued upon any registration of transfer or exchange of or substitution for Warrants shall be valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Warrant Agreement, as Warrants surrendered for such registration of transfer, exchange or substitution.

(b)A Warrantholder may transfer a Warrant only upon surrender of such Warrant for registration of transfer. Warrants may be presented for registration of transfer and exchange at the offices of the Warrant Agent with a written instruction of transfer in form satisfactory to the Warrant Agent, duly executed by such Warrantholder or by such Warrantholder's attorney, duly authorized in writing. No such transfer shall be effected until, and the transferee shall succeed to the rights of a Warrantholder only upon, final acceptance and registration of the transfer in the Warrant Register by the Warrant Agent. Prior to the registration of any transfer of a Warrant by a Warrantholder as provided herein, the Company, the Warrant Agent, and any agent of the Company or the Warrant Agent may treat the Person in whose name Warrants are registered as the owner thereof for all purposes and as the Person entitled to exercise the rights represented thereby, any notice to the contrary notwithstanding.

(c)Every Warrant presented or surrendered for registration of transfer or for exchange or substitution shall (if so required by the Company or the Warrant Agent) be duly endorsed, or be accompanied by a duly executed instrument of transfer in form satisfactory to the Company and the Warrant Agent, by the holder thereof or such Warrantholder's attorney duly authorized in writing.

(d)When Warrants are presented to the Warrant Agent with a request to register the transfer of, or to exchange or substitute, such Warrants, the Warrant Agent shall register the transfer or make the exchange or substitution as requested if its requirements for such transactions and any applicable requirements hereunder are satisfied. To permit registrations of transfers,

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exchanges and substitutions, the Company shall execute Warrant Certificates at the Warrant Agent's request and the Warrant Agent shall countersign and deliver such Warrant Certificates. No service charge shall be made for any registration of transfer or exchange of or substitution for Warrants, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer of Warrants.

(e)A Certificated Warrant may be exchanged at the option of the holder or holders thereof, when presented or surrendered in accordance with this Warrant Agreement, for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like Number of Warrants. If less than all Warrants represented by a Certificated Warrant are transferred, exchanged or substituted in accordance with this Warrant Agreement, the Warrant Certificate shall be surrendered to the Warrant Agent and a new Warrant Certificate for a Number of Warrants equal to the Warrants represented by such Warrant Certificate that were not transferred, exchanged or substituted, registered in such name or names as may be directed in writing by the surrendering Warrantholder, shall be executed by the Company and delivered to the Warrant Agent and the Warrant Agent shall countersign such new Warrant Certificate and shall deliver such new Warrant Certificate to the Person or Persons entitled to receive the same.

Section 2.06.Global Warrants. (a) As of the date hereof, all Certificated Warrants shall be presented to the Warrant Agent by Warrantholders in exchange for one or more Global Warrants covering the aggregate Number of Warrants then outstanding and shall be registered in the name of the Depositary, or its nominee, and delivered by the Warrant Agent to the Depositary, or its custodian, for crediting to the accounts of its participants pursuant to the procedures of the Depositary. Upon such presentation, the Company shall execute a Global Warrant representing such aggregate Number of Warrants and deliver the same to the Warrant Agent for authentication and delivery in accordance with Section 2.02.

(b)Any Global Warrant shall bear the legend substantially in the form set forth in Exhibit A hereto (the “Global Warrant Legend”).

(c)So long as a Global Warrant is registered in the name of the Depositary or its nominee, members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Warrant Agreement with respect to the Global Warrant held on their behalf by the Depositary or the Warrant Agent as its custodian, and the Depositary may be treated by the Company, the Warrant Agent and any agent of the Company or the Warrant Agent as the absolute owner of such Global Warrant for all purposes. Accordingly, any such owner's beneficial interest in such Global Warrant will be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Agent Members, and neither the Company nor the Warrant Agent shall have any responsibility with respect to such records maintained by the Depositary or its nominee or its Agent Members. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Warrantholder.

(d)Any holder of a Global Warrant registered in the name of the Depositary or its nominee shall, by acceptance of such Global Warrant, agree that transfers of beneficial interests in

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such Global Warrant may be effected only through a book-entry system maintained by the holder of such Global Warrant (or its agent), and that ownership of a beneficial interest in Warrants represented thereby shall be required to be reflected in book-entry form.

(e)Transfers of a Global Warrant registered in the name of the Depositary or its nominee shall be limited to transfers in whole, and not in part, to the Company, the Depositary, their successors, and their respective nominees. Interests of beneficial owners in a Global Warrant registered in the name of the Depositary or its nominee shall be transferred in accordance with the rules and procedures of the Depositary.

(f)A Global Warrant registered in the name of the Depositary or its nominee shall be exchanged for Certificated Warrants only if the Depositary (i) has notified the Company that it is unwilling or unable to continue as or ceases to be a clearing agency registered under Section 17A of the Exchange Act and (ii) a successor to the Depositary registered as a clearing agency under Section 17A of the Exchange Act is not able to be appointed by the Company within 90 days or the Depositary is at any time unwilling or unable to continue as Depositary and a successor to the Depositary is not able to be appointed by the Company within 90 days. In any such event, a Global Warrant registered in the name of the Depositary or its nominee shall be surrendered to the Warrant Agent for cancellation, and the Company shall execute, and the Warrant Agent shall countersign and deliver, to each beneficial owner identified by the Depositary, in exchange for such beneficial owner's beneficial interest in such Global Warrant, Certificated Warrants representing, in the aggregate, the Number of Warrants theretofore represented by such Global Warrant with respect to such beneficial owner's respective beneficial interest. Any Certificated Warrant delivered in exchange for an interest in a Global Warrant pursuant to this Section 2.06(f) shall not bear the Global Warrant Legend. Interests in the Global Warrant may not be exchanged for Certificated Warrants other than as provided in this Section 2.06(f).

(g)The holder of a Global Warrant registered in the name of the Depositary or its nominee may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Warrantholder is entitled to take under this Warrant Agreement or the Warrant.

Section 2.07.Surrender of Warrant Certificates. Any Warrant Certificate surrendered for registration of transfer, exchange, substitution or exercise of Warrants represented thereby shall, if surrendered to the Company, be delivered to the Warrant Agent, and all Warrant Certificates surrendered or so delivered to the Warrant Agent shall be promptly cancelled by the Warrant Agent and shall not be reissued by the Company and, except as provided in this Article 2 in case of an exchange, transfer or substitution, or Article 3 in case of the exercise of less than all Warrants represented thereby, or Section 6.02 in case of mutilation, no Warrant Certificate shall be issued hereunder in lieu thereof. The Warrant Agent shall deliver to the Company from time to time or otherwise dispose of such cancelled Warrant Certificates as the Company may direct.

ARTICLE 3
Exercise and Settlement of Warrants

Section 3.01.Exercise of Warrants. At any time prior to 5:00 p.m., New York City time, on the Expiration Date, a Warrantholder shall be entitled to exercise, in accordance with this Article 3, the full Number of Warrants represented by any Warrant Certificate then registered in such Warrantholder's name (which may include fractional Warrants) or any portion thereof (which

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shall not include any fractional Warrants). Any Warrants not exercised prior to such time shall expire unexercised.

Section 3.02.Procedure for Exercise. (a) To exercise a Warrant (i) in the case of a Certificated Warrant, the Warrantholder must surrender the Warrant Certificate evidencing such Warrant at the principal office of the Warrant Agent (or successor warrant agent), with the Exercise Notice set forth on the reverse of the Warrant Certificate duly completed and executed, together with any applicable transfer taxes as set forth in Section 7.01(b), or (ii) in the case of a Global Warrant, the Warrantholder must comply with the procedures established by the Depositary for the exercise of Warrants.

(b)The date on which a Warrantholder complies with the requirements for exercise set forth in this Section 3.02 in respect of a Warrant is the “Exercise Date” for such Warrant. However, if such date is not a Trading Day or the Warrantholder satisfies such requirements after the Close of Business on a Trading Day, then the Exercise Date shall be the immediately succeeding Trading Day, unless that Trading Day falls after the Expiration Date, in which case the Exercise Date shall be the immediately preceding Trading Day.

Section 3.03.Settlement of Warrants. Net Share Settlement shall apply to each Warrant upon exercise of such Warrant. For each Warrant exercised hereunder, on the Settlement Date for such Warrant, the Company shall cause to be delivered to the Warrantholder a number of shares of Common Stock (which in no event will be less than zero) (the “Net Share Amount”) equal to (i) the Net Share Settlement Price as of the relevant Exercise Date, minus the Exercise Price (determined as of such Exercise Date), divided by (ii) such Net Share Settlement Price, together with Cash in respect of any fractional shares or fractional Warrants as provided in Section 3.05.

Section 3.04.Delivery of Common Stock. (a) In connection with the delivery of shares of Common Stock to an exercising Warrantholder pursuant to Section 3.03, the Warrant Agent shall:

(i)inform the Company of the number of shares of Common Stock underlying the Warrants which were exercised; and (A) if such shares of Common Stock are in book-entry form at the Depositary, the Company shall (or shall cause the transfer agent to) deliver such shares of Common Stock by electronic transfer to such Warrantholder's account, or any other account as such Warrantholder may designate, at the Depositary or at an Agent Member, or (B) if such shares of Common Stock are not in book-entry form at the Depositary, the Company shall (or shall cause the transfer agent to) deliver to or upon the order of such Warrantholder a certificate or certificates, in each case for the number of full shares of Common Stock to which such Warrantholder is entitled, registered in such name or names as may be directed by such Warrantholder;

(ii)deliver Cash to such Warrantholder in respect of any fractional shares or fractional Warrants, as provided in Section 3.05; and

(iii)if the Number of Warrants represented by a Warrant Certificate shall not have been exercised in full, (A) in the case of a Certificated Warrant, deliver a new Warrant Certificate or (B) in the case of a Global Warrant, make the appropriate adjustments in Schedule A of such Global Warrant, in each case, countersigned by the

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Warrant Agent, for the balance of the number of Warrants represented by the surrendered Global Warrant or Warrant Certificate.

(b)Each Person in whose name any shares of Common Stock are issued shall for all purposes be deemed to have become the holder of record of such shares as of the Exercise Date. However, if any such date is a date when the stock transfer books of the Company are closed, such Person shall be deemed to have become the holder of such shares at the Close of Business on the next succeeding date on which the stock transfer books are open.

(c)Promptly after the Warrant Agent shall have taken the action required above (or at such later time as may be mutually agreeable to the Company and the Warrant Agent), the Warrant Agent shall account to the Company with respect to any Warrants exercised. The Company shall reimburse the Warrant Agent for any amounts paid by the Warrant Agent in respect of a fractional share or fractional Warrant upon such exercise in accordance with Section 3.05 hereof.

Section 3.05.No Fractional Shares to Be Issued. (a) Notwithstanding anything to the contrary in this Warrant Agreement, the Company shall not be required to issue any fraction of a share of Common Stock upon exercise of any Warrants.

(b)If any fraction of a Warrant shall be exercised hereunder, the Company shall pay the relevant Warrantholder Cash in lieu of the corresponding fraction of a share of Common Stock valued at the Net Share Settlement Price as of the Exercise Date. However, if more than one Warrant shall be exercised hereunder at one time by the same Warrantholder, the number of full shares which shall be issuable upon exercise thereof shall be computed on the basis of all Warrants (including any fractional Warrants) so exercised. If any fraction of a share of Common Stock would, except for the provisions of this Section 3.05, be issuable on the exercise of any Warrant or Warrants (including any fractional Warrants), the Company shall pay the Warrantholder Cash in lieu of such fractional shares valued at the Net Share Settlement Price as of the Exercise Date.

(c)Each Warrantholder, by its acceptance of a Warrant Certificate, expressly waives its right to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock.

Section 3.06.Acquisition of Warrants by Company. The Company shall have the right, except as limited by law, to purchase or otherwise to acquire Warrants at such times, in such manner and for such consideration as it may deem appropriate and shall have agreed with the holder of such Warrants.

Section 3.07.Direction of Warrant Agent. (a) The Company shall be responsible for performing all calculations required in connection with the exercise and settlement of the Warrants and the payment or delivery, as the case may be, of Cash and/or Common Stock as described in this Article 3. In connection therewith, the Company shall provide prompt written notice to the Warrant Agent of the amount of Cash payable in lieu of any fractional share deliverable and/or upon exercise of any fractional Warrant and the number of shares of Common Stock payable or deliverable, as the case may be, upon exercise and settlement of the Warrants, including, without limitation, the Net Share Amount.

(b)Any Cash to be paid to the Warrantholders hereunder shall be delivered to the Warrant Agent no later than the Business Day immediately preceding the date such consideration

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is required to be delivered to the Warrantholders. Any Common Stock to be delivered to the Warrantholders hereunder shall be delivered by the Company (or the transfer agent) by the date such consideration is required to be delivered to the Warrantholders.

(c)The Warrant Agent shall have no liability for any failure or delay in performing its duties hereunder caused by any failure or delay of the Company in providing such calculations or items to the Warrant Agent. The Warrant Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock or Units of Reference Property that may at any time be issued or delivered upon the exercise of any Warrant, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible for any failure of the Company to make any Cash payment or to issue, transfer or deliver any shares of Common Stock or stock certificates or Units of Reference Property, or to comply with any of the covenants of the Company contained in this Article 3.

(d)Simultaneously with the execution and delivery of this Warrant Agreement, the Warrant Agent shall establish a Cash account (the “Cash Account”) to hold Cash payments that are payable hereunder, including amounts payable in lieu of any fractional shares of Common Stock. The Warrant Agent may establish additional subaccounts for ease of administration. All monies held in such Cash Account and any such subaccounts shall be (i) used by the Warrant Agent only to make Cash payments as required under the terms hereof, (ii) returned to the Company promptly after a written request from the Company to deliver such Cash to it or its designee and (iii) held un-invested, and the Warrant Agent shall have no obligation to invest or reinvest any monies deposited or received hereunder.

ARTICLE 4
[Reserved]

ARTICLE 5
Adjustments

Section 5.01.Adjustments to Exercise Price. The Exercise Price for the Warrants shall be subject to adjustment (without duplication) upon the occurrence of any of the following events:

(a)The issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision or combination of Common Stock, in which event the Exercise Price shall be adjusted based on the following formula:

OS0
EP1 = EP0 X	OS1

where:

EP0 =
the Exercise Price in effect immediately prior to the Open of Business on the Ex-Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date for such subdivision or combination, as the case may be;

EP1 =
the Exercise Price in effect immediately after the Open of Business on the Ex-Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such subdivision or combination, as the case may be;

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OS0 =
the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Ex-Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date for such subdivision or combination, as the case may be; and

OS1 =	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.
Such adjustment shall become effective immediately after the Open of Business on the Ex-Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such subdivision or combination, as the case may be. If any dividend or distribution or subdivision or combination of the type described in this Section 5.01(a) is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to the Exercise Price that would then be in effect if such dividend or distribution or subdivision or combination had not been declared or announced, as the case may be.
(b)The issuance to all holders of Common Stock of rights or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase shares of Common Stock (or securities convertible into Common Stock) at less than (or having a conversion price per share less than) the Current Market Price of Common Stock, in which event the Exercise Price will be adjusted based on the following formula:

OS0 + Y
EP1 = EP0 X	OS0 + X

where:

EP0 =	the Exercise Price in effect immediately prior to the Open of Business on the Ex-Date for such issuance;

EP1 =	the Exercise Price in effect immediately after the Open of Business on the Ex-Date for such issuance;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Ex-Date for such issuance;

X =	the total number of shares of Common Stock issuable pursuant to such rights, warrants or convertible securities; and

Y =	the aggregate price payable to exercise such rights, warrants or convertible securities divided by the Current Market Price.
Such adjustment shall become effective immediately after the Open of Business on the Ex-Date for such issuance. In the event that the issuance of such rights, warrants or convertible securities is announced but such rights, warrants or convertible securities are not so issued, the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if the Ex-Date for such issuance had not occurred. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, warrants or convertible securities, upon the expiration, termination or maturity of such rights, warrants or convertible securities, the Exercise Price shall be readjusted to the Exercise Price that would then be in effect had the adjustments made upon the issuance of such

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rights, warrants or convertible securities been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, as well as any consideration received in connection with the conversion of any convertible securities issued upon exercise of such rights or warrants, and the value of such consideration, if other than Cash, shall be determined in good faith by the Board of Directors.
(c)The dividend or distribution to all holders of Common Stock of (i) shares of the Company's Capital Stock (other than Common Stock), (ii) evidences of the Company's indebtedness, (iii) rights or warrants to purchase the Company's securities or the Company's assets or (iv) property or Cash (excluding any ordinary cash dividends declared by the Board of Directors and excluding any dividend, distribution or issuance covered by clauses (a) or (b) above), in which event the Exercise Price will be adjusted based on the following formula:

SP0 - FMV
EP1 = EP0 X	SP0

where:

EP0 =	the Exercise Price in effect immediately prior to the Open of Business on the Ex-Date for such dividend or distribution;

EP1 =	the Exercise Price in effect immediately after the Open of Business on the Ex-Date for such dividend or distribution;

SP0 =	the Current Market Price; and

FMV =
the fair market value (as determined in good faith by the Board of Directors), on the Ex-Date for such dividend or distribution, of the shares of Capital Stock, evidences of indebtedness or property, rights or warrants so distributed or the amount of Cash (other than in the case of ordinary cash dividends declared by the Board of Directors) expressed as an amount per share of outstanding Common Stock.

In the event of a reduction of the Parent Exercise Price under either of the Parent Warrant Agreements (other than pursuant to Article 5 of a Parent Warrant Agreement), such reduction shall be treated, for purposes of this Warrant Agreement, as a distribution of property where the FMV of such property for purposes of this adjustment shall be equal to the absolute value of the difference between (i) the Black Scholes Warrant Value of such outstanding Parent Warrants with a Parent Exercise Price equal to the Parent Exercise Price as adjusted to such date pursuant to Article 5 of the applicable Parent Warrant Agreement and (ii) the Black Scholes Warrant Value of such outstanding Parent Warrants immediately following such reduction in Parent Exercise Price, expressed as an amount per share of outstanding Common Stock.
Such decrease shall become effective immediately after the Open of Business on the Ex-Date for such dividend or distribution. In the event that such dividend or distribution is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such distribution had not been declared or announced.
However, if the transaction that gives rise to an adjustment pursuant to this clause (c) is one pursuant to which the payment of a dividend or other distribution on Common Stock consists of

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shares of capital stock of, or similar equity interests in, a subsidiary of the Company or other business unit of the Company (i.e., a spin-off) that are, or, when issued, will be, traded or quoted on the New York Stock Exchange or any other national or regional securities exchange or market, then the Exercise Price will instead be adjusted based on the following formula:

MP0
EP1 = EP0 X	MP0 - FMV0
where:

EP0 =	the Exercise Price in effect immediately prior to the Open of Business on the Ex-Date for such dividend or distribution;

EP1 =	the Exercise Price in effect immediately after the Open of Business on the Ex-Date for such dividend or distribution;

FMV0 =
the average of the Closing Sale Prices of the Capital Stock or similar equity interests distributed to holders of Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Days commencing on, and including, the third Trading Day after the Ex-Date for such dividend or distribution; and

MP0 =	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Days commencing on, and including, the third Trading Day after the Ex-Date for such dividend or distribution.
Such decrease shall become effective immediately after the Open of Business on the Ex-Date for such dividend or distribution. In the event that such dividend or distribution is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such distribution had not been declared or announced.
(d)For the purposes of Section 5.01(a), (b) and (c), any dividend or distribution to which Section 5.01(c) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both), shall be deemed instead to be a dividend or distribution of the indebtedness, assets or shares of Capital Stock other than such shares of Common Stock or rights or warrants (and any Exercise Price adjustment required by Section 5.01(c) with respect to such dividend or distribution shall be made in respect of such dividend or distribution (without regard to the parenthetical in Section 5.01(c) that begins with the word “excluding”)) immediately followed by a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Exercise Price adjustment required by Section 5.01 with respect to such dividend or distribution shall then be made), except, for purposes of such adjustment, any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding immediately prior to the Open of Business on the Ex-Date.”

(e)Notwithstanding this Section 5.01 or any other provision of this Warrant Agreement or the Warrants, if an Exercise Price adjustment becomes effective on any Ex-Date and a Warrantholder that has exercised its Warrants on or after such Ex-Date and on or prior to the related Record Date would be treated as the record holder of the shares of Common Stock as of the related Exercise Date as described under Section 3.04(b) based on an adjusted Exercise Price for

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such Ex-Date, then, notwithstanding the Exercise Price adjustment provisions in this Section 5.01, the Exercise Price adjustment relating to such Ex-Date shall not be made for such exercising Warrantholder. Instead, such Warrantholder shall be treated as if such Warrantholder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Section 5.02.Adjustments to Number of Warrants. Concurrently with any adjustment to the Exercise Price under Section 5.01, the Number of Warrants for each Warrant Certificate will be adjusted such that the Number of Warrants for each such Warrant Certificate in effect immediately following the effectiveness of such adjustment will be equal to the Number of Warrants for each such Warrant Certificate in effect immediately prior to such adjustment, multiplied by a fraction, (a) the numerator of which is the Exercise Price in effect immediately prior to such adjustment and (b) the denominator of which is the Exercise Price in effect immediately following such adjustment.

Section 5.03.Certain Distributions of Rights and Warrants; Shareholder Rights Plan. (a) Rights or warrants distributed by the Company to all holders of Common Stock (including under any shareholder rights plan in existence on October 16, 2009 or thereafter put into effect) entitling the holders thereof to subscribe for or purchase shares of the Company's Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (a “Trigger Event”):

(i)are deemed to be transferred with such shares of Common Stock;

(ii)are not exercisable; and

(iii)are also issued in respect of future issuances of Common Stock,

shall be deemed not to have been distributed for purposes of Article 5 (and no adjustment to the Exercise Price or the Number of Warrants under this Article 5 will be made) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Exercise Price and the Number of Warrants for each Warrant Certificate shall be made under this Article 5 (subject in all respects to Section 5.03(d)).
(b)If any such right or warrant is subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights or warrants with such rights (subject in all respects to Section 5.03(d)).

(c)In addition, except as set forth in Section 5.03(d), in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in Section 5.03(b)) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Exercise Price and the Number of Warrants for each Warrant Certificate under Article 5 was made (including any adjustment contemplated in Section 5.03(d)):

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(i)in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by the holders thereof, the Exercise Price and the Number of Warrants for each Warrant Certificate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a Cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase; and

(ii)in the case of such rights or warrants that shall have expired or been terminated without exercise by the holders thereof, the Exercise Price and the Number of Warrants for each Warrant Certificate shall be readjusted as if such rights and warrants had not been issued.

(d)If a Company shareholders rights plan under which any rights are issued provides that each share of Common Stock issued upon exercise of Warrants at any time prior to the distribution of separate certificates representing such rights shall be entitled to receive such rights, prior to the separation of such rights from the Common Stock, the Exercise Price and the Number of Warrants for each Warrant Certificate shall not be adjusted pursuant to Section 5.01. If, however, prior to any exercise of a Warrant, such rights have separated from the Common Stock, the Exercise Price and the Number of Warrants for each Warrant Certificate shall be adjusted at the time of separation as if the Company dividended or distributed to all holders of Common Stock, the Company's Capital Stock, evidences of the Company's indebtedness, certain rights or warrants to purchase the Company's securities or other of the Company's assets as described in Section 5.01(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 5.04.No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.

Section 5.05.Other Adjustments. The Board of Directors shall make appropriate adjustments to the amount of Cash or number of shares of Common Stock, as the case may be, due upon exercise of the Warrant, as may be necessary or appropriate to effectuate the intent of this Article 5 and to avoid unjust or inequitable results as determined in its good faith judgment, to account for any adjustment to the Exercise Price and the Number of Warrants for the relevant Warrant Certificate that becomes effective, or any event requiring an adjustment to the Exercise Price and the Number of Warrants for the relevant Warrant Certificate where the Record Date or effective date (in the case of a subdivision or combination of the Common Stock) of the event occurs, during the period beginning on, and including, the Exercise Date and ending on, and including, the related Settlement Date.

Section 5.06.Discretionary Adjustments. The Company may from time to time, to the extent permitted by law and subject to applicable rules of the New York Stock Exchange, decrease the Exercise Price and/or increase the Number of Warrants for each Warrant Certificate by any amount for any period of at least 20 days. In that case, the Company shall give the Warrantholders

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at least 15 days' prior notice of such increase or decrease, and such notice shall state the decreased Exercise Price and/or increased Number of Warrants for each Warrant Certificate and the period during which the decrease and/or increase will be in effect. The Company may make such decreases in the Exercise Price and/or increases in the Number of Warrants for each Warrant Certificate, in addition to those set forth in this Article 5, as the Company's Board of Directors deems advisable, including to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Section 5.07.Restrictions on Adjustments. (a) Except in accordance with Section 5.01, the Exercise Price and the Number of Warrants for any Warrant Certificate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

(b)Neither the Exercise Price nor the Number of Warrants for any Warrant Certificate will be adjusted:

(i)upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company's securities and the investment of additional optional amounts in shares of Common Stock under any plan; or

(ii)for a change in the par value of the Common Stock.

(c)In no event will the Company adjust the Exercise Price or make a corresponding adjustment to the Number of Warrants for any Warrant Certificate to the extent that the adjustment would reduce the Exercise Price below the par value per share of Common Stock.

(d)No adjustment shall be made to the Exercise Price or the Number of Warrants for any Warrant Certificate for any of the transactions described in Section 5.01 if the Company makes provisions for Warrantholders to participate in any such transaction without exercising their Warrants on the same basis as holders of Common Stock and with notice that the Board of Directors determines in good faith to be fair and appropriate.

(e)No adjustment shall be made to the Exercise Price, nor will any corresponding adjustment be made to the Number of Warrants for any Warrant Certificate, unless the adjustment would result in a change of at least 1% of the Exercise Price; provided that any adjustments that are less than 1% of the Exercise Price shall be carried forward and such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% of the Exercise Price, shall be made (i) annually, on each anniversary of the Closing Date, (ii) immediately prior to the time of any exercise, and (iii) five Business Days prior to the Expiration Date, unless, in each case, such adjustment has already been made.

(f)If the Company takes a record of the holders of Common Stock for the purpose of entitling them to receive a dividend or other distribution, and thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandons its plan to pay or deliver such dividend or distribution, then thereafter no adjustment to the Exercise Price or the Number of Warrants for any Warrant Certificate then in effect shall be required by reason of the taking of such record.

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Section 5.08.Deferral of Adjustments. In any case in which Section 5.01 provides that an adjustment shall become effective immediately after (a) the Open of Business on the Ex-Date for an event or (b) the effective date (in the case of a subdivision or combination of the Common Stock) (each a “Determination Date”), the Company may elect to defer, until the later of the date the adjustment to the Exercise Price and Number of Warrants for each Warrant Certificate can be definitively determined and the occurrence of the applicable Adjustment Event (as hereinafter defined), (i) issuing to the Warrantholder of any Warrant exercised after such Determination Date and before the occurrence of such Adjustment Event, the additional shares of Common Stock or other securities or assets issuable upon such exercise by reason of the adjustment required by such Adjustment Event over and above the Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount in Cash in lieu of any fractional share of Common Stock or fractional Warrant pursuant to Section 3.05. For the purposes of this Section 5.08, the term “Adjustment Event” shall mean in any case referred to in clause (a) or clause (b) hereof, the occurrence of such event.

Section 5.09.Recapitalizations, Reclassifications and Other Changes. (a) If any of the following events occur:
(i)any recapitalization;

(ii)any reclassification or change of the outstanding shares of Common Stock (other than changes resulting from a subdivision or combination to which Section 5.01(a) applies);

(iii)any consolidation, merger or combination involving the Company;

(iv)any sale or conveyance to a third party of all or substantially all of the Company's assets; or

(v)any statutory share exchange,

(each such event a “Reorganization Event”), in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (the “Reference Property”), then, subject to Section 5.09(e), following the effective time of the transaction, the right to receive shares of Common Stock upon exercise of a Warrant shall be changed to a right to receive, upon exercise of such Warrant, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of one share of Common Stock would have owned or been entitled to receive in connection with such Reorganization Event (such kind and amount of Reference Property per share of Common Stock, a “Unit of Reference Property”). In the event holders of Common Stock have the opportunity to elect the form of consideration to be received in a Reorganization Event, other than with respect to a Change of Control Event, the type and amount of consideration into which the Warrants shall be exercisable from and after the effective time of such Reorganization Event shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock in such Reorganization Event.
(b)At any time from, and including, the effective time of a Reorganization Event:

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(i)the Net Share Amount per Warrant shall be a number of Units of Reference Property calculated as set forth in Section 3.03, except that the Net Share Settlement Price used to determine such Net Share Amount on any Trading Day shall be the Unit Value for such Trading Day;

(ii)the Company shall pay Cash in lieu of delivering any fraction of a Unit of Reference Property or any fractional Warrant in accordance with Section 3.05 based on the Unit Value as of the Exercise Date; and

(iii)the Closing Sale Price and the Current Market Price shall be calculated with respect to a Unit of Reference Property.

(c)The value of a Unit of Reference Property (the “Unit Value”) shall be determined as follows:

(i)any shares of common stock of the successor or purchasing corporation or any other corporation that are traded on a national or regional stock exchange included in such Unit of Reference Property shall be valued as if such shares were “Common Stock” using procedures set forth in the definition of “Closing Sale Price” in Section 1.01;

(ii)any other property (other than Cash) included in such Unit of Reference Property shall be valued in good faith by the Board of Directors (in a manner not materially inconsistent with the manner the Board of Directors valued such property for purposes of the Reorganization Event, if applicable) or by a New York Stock Exchange member firm selected by the Board of Directors; and

(iii)any Cash included in such Unit of Reference Property shall be valued at the amount thereof.

(d)On or prior to the effective time of any Reorganization Event, the Company or the successor or purchasing Person, as the case may be, shall execute an amendment to this Warrant Agreement providing that the Warrants shall be exercisable for Units of Reference Property in accordance with the terms of this Section 5.09. If the Reference Property in connection with any Reorganization Event includes shares of stock or other securities and assets of a Person other than the successor or purchasing Person, as the case may be, in such Reorganization Event, then the Company shall cause such amendment to this Warrant Agreement to be executed by such other Person and such amendment shall contain such additional provisions to protect the interests of the Warrantholders as the Board of Directors shall reasonably consider necessary by reason of the foregoing. Any such amendment to this Warrant Agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 5. In the event the Company shall execute an amendment to this Warrant Agreement pursuant to this Section 5.09, the Company shall promptly file with the Warrant Agent an Officers' Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a Unit of Reference Property after the relevant Reorganization Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with. The Company shall cause notice of the execution of amendment to be mailed to each Warrantholder, at its address appearing on the Warrant Register, within 20 Business Days after

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execution thereof. Failure to deliver such notice shall not affect the legality or validity of such amendment.

(e)Change of Control Event:

(i)No less than 15 Business Days prior to the scheduled closing of a Change of Control Event, the Company shall:

(A)calculate the Change of Control Estimated Payment Amount;

(B)deliver to the Warrant Agent a notice of redemption (a “Redemption Notice”), which shall be binding on the Company and on all Warrantholders, stating that all Warrants (other than Carryover Warrants, if any) that have not been exercised prior to the Cut-Off Time shall be redeemed on the Change of Control Payment Date at a price equal to the Change of Control Payment Amount (the “Redemption”);

(C)cause a notice of the Redemption to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

(D)cause the Warrant Agent to send by first-class mail, postage prepaid to each Warrantholder, at the address appearing in the warrant register, a notice stating:

(1)that the Redemption is being made pursuant to this Section 5.09(e) and that all Warrants (other than Carryover Warrants, if any) that have not been exercised prior to the Cut-Off Time will be redeemed on the Change of Control Payment Date for payment of the Change of Control Payment Amount;

(2)a reasonably detailed explanation of the Change of Control Estimated Payment Amount, including (x) a statement of the amount of the Change of Control Estimated Payment Amount, together with a reasonably detailed explanation of the calculation of such amount, and (y) the formula for calculating the Black Scholes Warrant Value and the Change of Control Payment Amount;

(3)the date of the Redemption (which shall be a Business Day no later than five (5) Business Days following the Change of Control Date (the “Change of Control Payment Date”));

(4)the Net Share Amount for each Warrant as of a date not more than five (5) Business Days prior to the date of the Redemption Notice;

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(5)that no outstanding Warrant may be exercised after the Close of Business on the day prior to the Change of Control Date (the “Cut-Off Time”);

(6)if applicable, that New Warrants will be issued to the Warrantholders on the Change of Control Payment Date in accordance with the terms of this Warrant Agreement and the Warrants (as the same may have been amended in connection with such Change of Control Event pursuant to Section 5.09);

(7)any other reasonable procedures that a Warrantholder must follow (to the extent consistent with the terms and conditions set forth herein) in connection with such Redemption; and

(8)the name and address of the Warrant Agent.

(ii)Within two (2) Business Days prior to the Change of Control Payment Date, the Company or the surviving Person (if other than the Company) shall (A) deliver to the Warrant Agent the calculation of the Change of Control Payment Amount and (B) deposit with the Warrant Agent money sufficient to pay the Change of Control Payment Amount for all outstanding Warrants (other than the Carryover Warrants, if any).

(iii)On the Change of Control Payment Date, (A) the Company or the surviving Person (if other than the Company) shall redeem all outstanding Warrants (other than Carryover Warrants, if any) pursuant to the Redemption, (B) the Warrant Agent shall mail to each holder of Warrants so redeemed payment in Cash in an amount equal to the aggregate Change of Control Payment Amount in respect of such redeemed Warrants, and (C) the Company or the surviving Person (if other than the Company) shall execute and issue to the Warrantholders, and the Warrant Agent shall authenticate, new Warrants (the “New Warrants”) representing the Carryover Warrants (if any); provided that each such New Warrant shall be issued in denominations of one Warrant and integral multiples thereof and the terms thereof shall, subject to Section 5.09(e)(v), be substantially consistent with the terms of this Warrant Agreement and the Warrants (and all references herein to Warrants shall thereafter be deemed to be references to such New Warrants).

(iv)No Warrant (which for the avoidance of doubt does not include New Warrants) may be exercised after the Cut-Off Time.

(v)Following the Change of Control Payment Date, any holder of New Warrants shall have the right to exercise such New Warrant and to receive, upon such exercise, the Reference Property in accordance with Section 5.09(a), subject to Section 5.09(b) and Section 5.09(c) and the remaining terms of this Warrant Agreement and the Warrants (as the same may have been amended in connection with such Change of Control Event pursuant to Section 5.09); provided, that, for purposes of this Section 5.09(e)(v), (A) each Unit of Reference Property shall initially only consist of the Registered

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and Listed Shares included in such Unit of Reference Property and (B) the initial exercise price for each New Warrant shall be equal to the New Warrant Exercise Price.

(vi)The provisions of this Section 5.09(e) are subject, in all cases, to any applicable requirements under the Securities Act and the Exchange Act and the respective rules and regulations promulgated thereunder. Where there is any inconsistency between the requirements of the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder and the requirements of this Section 5.09(e), the requirements of the Securities Act and the Exchange Act and the respective rules and regulations promulgated thereunder, shall supersede.

(f)The Company hereby agrees not to become a party to any Reorganization Event or Change of Control Event unless its terms are consistent in all material respects with this Section 5.09.

(g)The above provisions of this Section 5.09 shall similarly apply to successive Reorganization Events and Change of Control Events.

(h)If this Section 5.09 applies to any event or occurrence, no other provision of this Article 5 with respect to anti-dilution adjustments (which for the avoidance of doubt, does not include the covenant set forth in Section 5.10) shall apply to such event or occurrence.

Section 5.10.Consolidation, Merger and Sale of Assets. (a) The Company may, without the consent of the Warrantholders, consolidate with, merge into or sell, lease or otherwise transfer in one transaction or a series of related transactions the consolidated assets of the Company and its subsidiaries substantially as an entirety to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions so long as:

(i)the successor assumes all the Company's obligations under this Warrant Agreement and the Warrants; and

(ii)the Company provides written notice of such assumption to the Warrant Agent.

(b)In case of any such consolidation, merger, sale, lease or other transfer and upon any such assumption by the successor corporation, limited liability company, partnership or trust, such successor entity shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the Company. Such successor entity thereupon may cause to be signed, and may issue any or all of the Warrants issuable pursuant to this Warrant Agreement which theretofore shall not have been signed by the Company; and, upon the order of such successor entity, instead of the Company, and subject to all the terms, conditions and limitations in this Warrant Agreement prescribed, the Warrant Agent shall authenticate and deliver, as applicable, any Warrants that previously shall have been signed and delivered by the officers of the Company to the Warrant Agent for authentication, and any Warrants which such successor entity thereafter shall cause to be signed and delivered to the Warrant Agent for such purpose.

Section 5.11.Common Stock Outstanding. For the purposes of this Article 5, the number of shares of Common Stock at any time outstanding shall not include shares held, directly or

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indirectly, by the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 5.12.Covenant to Reserve Shares for Issuance on Exercise. (a) The Board of Directors has authorized and reserved for issuance such maximum number of shares of Common Stock underlying all outstanding Warrants for shares of Common Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall be duly and validly issued, fully paid and non-assessable.

(b)The Company agrees to authorize and direct its current and future transfer agents for the Common Stock to reserve for issuance the number of shares of Common Stock specified in this Section 5.12. The Company shall instruct the transfer agent to deliver to the Warrant Agent, upon written request from the Warrant Agent substantially in the form of Exhibit C (or as separately agreed between the Warrant Agent and the transfer agent), stock certificates (or beneficial interests therein) required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Warrant Agreement. The Company shall pay to the Warrant Agent, as agent for the Warrantholders, any Cash that may be payable as provided in this Article 5. Promptly after the date of expiration of Warrants, the Warrant Agent shall certify to the Company the aggregate Number of Warrants then outstanding, and thereafter no shares shall be required to be reserved in respect of such Warrants.

(c)The Company shall use its reasonable best efforts to apply and cause to have listed on a national securities exchange the Warrants and, subject to notice of issuance (if any), the shares of Common Stock issued and/or issuable upon exercise of the Warrants as soon as reasonably practicable following the date hereof. Upon any such listing of the Warrants and, subject to notice of issuance (if any), the shares of Common Stock issued and/or issuable upon exercise of the Warrants, for so long as the Common Stock is registered under Section 12(b) of the Exchange Act and listed on a national securities exchange, the Company shall use its reasonable best efforts to cause the Warrants and, subject to notice of issuance (if any), the shares of Common Stock issued and/or issuable upon exercise of the Warrants, to be listed on such exchange.

Section 5.13.Calculations Final. The Company shall be responsible for making all calculations called for under this Warrant Agreement. These calculations include, but are not limited to, the Exercise Date, the Current Market Price, the Closing Sale Price, the Net Share Settlement Price, the Exercise Price, the Number of Warrants for each Warrant Certificate and the number of shares of Common Stock or Units of Reference Property, if any, to be issued upon exercise of any Warrants. The Company shall make the foregoing calculations in good faith and, absent manifest error, the Company's calculations shall be final and binding on Warrantholders. The Company shall provide a schedule of the Company's calculations to the Warrant Agent, and the Warrant Agent is entitled to rely upon the accuracy of the Company's calculations without independent verification.

Section 5.14.Notice of Adjustments. Whenever the Exercise Price or the Number of Warrants for each Warrant Certificate is adjusted, the Company shall promptly mail to Warrantholders a notice of the adjustment. The Company shall file with the Warrant Agent such notice and an Officers' Certificate briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct, and the Warrant Agent shall not be deemed to have any knowledge of any adjustments unless and until it has received such certificate. The Warrant Agent shall not be under any duty or responsibility with

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respect to any such certificate except to exhibit the same to any Warrantholder desiring inspection thereof.

Section 5.15.Warrant Agent Not Responsible for Adjustments or Validity. The Warrant Agent shall at no time be under any duty or responsibility to any Warrantholder to determine whether any facts exist that may require an adjustment of the Exercise Price and the Number of Warrants for each Warrant Certificate, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed, herein or in any supplemental agreement provided to be employed, in making the same. The Warrant Agent shall have no duty to verify or confirm any calculation called for hereunder. The Warrant Agent shall have no liability for any failure or delay in performing its duties hereunder caused by any failure or delay of the Company in providing such calculations to the Warrant Agent. The Warrant Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment pursuant to this Article 5, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible for any failure of the Company to make any Cash payment or to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or scrip upon the surrender of any Warrant for the purpose of exercise or upon any adjustment pursuant to this Article 5, or to comply with any of the covenants of the Company contained in this Article 5.

Section 5.16.Statements on Warrants. The form of Warrant Certificate need not be changed because of any adjustment made pursuant to this Article 5, and Warrant Certificates issued after such adjustment may state the same information (other than the adjusted Exercise Price and the adjusted Number of Warrants for such Warrant Certificates) as are stated in the Warrant Certificates initially issued pursuant to this Warrant Agreement. However, the Company may at any time in its sole discretion (which shall be conclusive) make any change in the form of Warrant Certificate that it may deem appropriate and that does not materially adversely affect the interest of the Warrantholders; and any Warrant Certificates thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

ARTICLE 6
Other Provisions Relating to Rights of Warrantholders

Section 6.01.No Rights as Stockholders. Warrantholders shall not be entitled, by virtue of holding Warrants, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of the Company's directors or any other matter, or to exercise any rights whatsoever as the Company's stockholders unless, until and only to the extent such holders become holders of record of shares of Common Stock issued upon settlement of the Warrants.

Section 6.02.Mutilated or Missing Warrant Certificates. If any Warrant at any time is mutilated, defaced, lost, destroyed or stolen, then on the terms set forth in this Warrant Agreement, such Warrant may be replaced at the cost of the applicant (including legal fees of the Company) at the office of the Warrant Agent. The applicant for a new Warrant shall, in the case of any mutilated or defaced Warrant, surrender such Warrant to the Warrant Agent and, in the case of any lost, destroyed or stolen Warrant, furnish evidence satisfactory to the Company of such loss, destruction or theft, and, in each case, furnish evidence satisfactory to the Company of the ownership and

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authenticity of the Warrant together with such indemnity as the Company may require. Any such new Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant Certificate shall be at any time enforceable by anyone. An applicant for such a substitute Warrant Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may prescribe. All Warrant Certificates shall be held and owned upon the express condition that the foregoing provisions are exclusive with respect to the substitution for lost, stolen, mutilated or destroyed Warrant Certificates, and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the substitution for and replacement of negotiable instruments or other securities without their surrender.

Section 6.03.Modification and Waiver. (a) This Warrant Agreement may be modified or amended by the Company and the Warrant Agent, without the consent of the holder of any Warrant, for the purposes of curing any ambiguity or correcting or supplementing any defective provision contained in this Warrant Agreement; provided that such modification or amendment does not adversely affect the interests of the Warrantholders in any respect.

(b)Modifications and amendments to this Warrant Agreement or to the terms and conditions of Warrants may also be made by the Company and the Warrant Agent, and noncompliance with any provision of the Warrant Agreement or Warrants may be waived, with the written consent of the Warrantholders of Warrants representing a majority of the aggregate Number of Warrants at the time outstanding.

(c)However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of each Warrantholder affected:

(i)change the Expiration Date;

(ii)increase the Exercise Price or decrease the Number of Warrants (except as explicitly set forth in Article 5);

(iii)impair the right to institute suit for the enforcement of any payment or delivery with respect to the exercise and settlement of any Warrant;

(iv)impair or adversely affect the exercise rights of Warrantholders, including any change to the calculation or payment of the Net Share Amount;

(v)deprive any Warrantholder of any economic rights, privileges or benefits that arise under or are provided pursuant to this Warrant Agreement and/or the Warrants;

(vi)reduce the percentage of Warrants outstanding necessary to modify or amend this Warrant Agreement or to waive any past default; or

(vii)reduce the percentage in Warrants outstanding required for any other waiver under this Warrant Agreement.

ARTICLE 7

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Concerning the Warrant Agent and other Matters

Section 7.01.Payment of Certain Taxes. (a) The Company shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable upon the initial issuance of the Warrants hereunder.

(b)The Company shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable upon the issuance of Common Stock upon the exercise of Warrants hereunder and the issuance of stock certificates in respect thereof in the respective names of, or in such names as may be directed by, the exercising Warrantholders; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such stock certificate, any Warrant Certificates or other securities in a name other than that of the registered holder of the Warrant Certificate surrendered upon exercise of the Warrant, and the Company shall not be required to issue or deliver such certificates or other securities unless and until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 7.02.Change of Warrant Agent. (a) The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 60 days' notice in writing to the Company, except that such shorter notice may be given as the Company shall, in writing, accept as sufficient. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor warrant agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 60 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated warrant agent or by any holder of Warrants (who shall, with such notice, submit his Warrant Certificate for inspection by the Company), then the holder of any Warrants may apply to any court of competent jurisdiction for the appointment of a successor warrant agent.

(b)The Warrant Agent may be removed by the Company at any time upon 30 days' written notice to the Warrant Agent; provided, however, that the Company shall not remove the Warrant Agent until a successor warrant agent meeting the qualifications hereof shall have been appointed.

(c)Any successor warrant agent, whether appointed by the Company or by such a court, shall be a corporation or banking association organized, in good standing and doing business under the laws of the United States of America or any state thereof or the District of Columbia, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by Federal or state authority and having a combined capital and surplus of not less than $50,000,000. The combined capital and surplus of any such successor warrant agent shall be deemed to be the combined capital and surplus as set forth in the most recent report of its condition published prior to its appointment; provided that such reports are published at least annually pursuant to law or to the requirements of a Federal or state supervising or examining authority. After appointment, any successor warrant agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor warrant agent with like effect as if originally named as warrant agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor warrant agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor warrant agent

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all the authority, powers and rights of such predecessor warrant agent hereunder; and upon request of any successor warrant agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing to more fully and effectually vest in and conform to such successor warrant agent all such authority, powers, rights, immunities, duties and obligations. Upon assumption by a successor warrant agent of the duties and responsibilities hereunder, the predecessor warrant agent shall deliver and transfer, at the expense of the Company, to the successor warrant agent any property at the time held by it hereunder. As soon as practicable after such appointment, the Company shall give notice thereof to the predecessor warrant agent, the Warrantholders and each transfer agent for the shares of its Common Stock. Failure to give such notice, or any defect therein, shall not affect the validity of the appointment of the successor warrant agent.

(d)Any entity into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, shall be the successor Warrant Agent under this Warrant Agreement without any further act. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Warrant Agreement, any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent and deliver such Warrant Certificates so countersigned, and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Warrant Agreement.

(e)In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignatures under its prior name and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Warrant Agreement.

Section 7.03.Compensation; Further Assurances. The Company agrees that it will (a) pay the Warrant Agent reasonable compensation for its services as Warrant Agent hereunder and, except as otherwise expressly provided, will pay or reimburse the Warrant Agent upon demand for all reasonable expenses, disbursements and advances incurred or made by the Warrant Agent in accordance with any of the provisions of this Warrant Agreement (including the reasonable compensation, expenses and disbursements of its agents and counsel) except any such expense, disbursement or advance as may arise from its or any of their negligence or bad faith, and (b) perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

Section 7.04.Reliance on Counsel. The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the written opinion of such counsel or any advice of legal counsel subsequently confirmed by a written opinion of such counsel shall be full

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and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such written opinion or advice.

Section 7.05.Proof of Actions Taken. Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent shall deem it necessary or desirable that any matter be proved or established by the Company prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of bad faith on the part of the Warrant Agent, be deemed to be conclusively proved and established by an Officers' Certificate delivered to the Warrant Agent; and such Officers' Certificate shall, in the absence of bad faith on the part of the Warrant Agent, be full warrant to the Warrant Agent for any action taken, suffered or omitted in good faith by it under the provisions of this Warrant Agreement in reliance upon such certificate; but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such fact or matter or may require such further or additional evidence as to it may seem reasonable.

Section 7.06.Correctness of Statements. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Warrant Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

Section 7.07.Validity of Agreement. The Warrant Agent shall not be under any responsibility in respect of the validity of this Warrant Agreement or the execution and delivery hereof or in respect of the validity or execution of any Warrant Certificates (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant Certificate; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Warrant Agreement or any Warrants or as to whether any shares of Common Stock will, when issued, be validly issued and fully paid and nonassessable.

Section 7.08.Use of Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents and the Warrant Agent shall not be responsible for the misconduct or negligence of any agent or attorney, provided due care had been exercised in the appointment and continued employment thereof.

Section 7.09.Liability of Warrant Agent. The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of Warrants for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted in good faith by the Warrant Agent in the execution of this Warrant Agreement or otherwise arising in connection with this Warrant Agreement, except as a result of the Warrant Agent's negligence or willful misconduct or bad faith.

Section 7.10.Legal Proceedings. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Warrantholders shall furnish the Warrant Agent with

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reasonable security and indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity.

Section 7.11.Other Transactions in Securities of the Company. The Warrant Agent in its individual or any other capacity may become the owner of Warrants or other securities of the Company, or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

Section 7.12.Actions as Agent. The Warrant Agent shall act hereunder solely as agent and not in a ministerial or fiduciary capacity, and its duties shall be determined solely by the provisions hereof. The duties and obligations of the Warrant Agent shall be determined solely by the express provisions of the Warrant Agreement, and the Warrant Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in the Warrant Agreement. No implied covenants or obligations shall be read into the Warrant Agreement against the Warrant Agent. No provision of the Warrant Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in good faith in connection with this Warrant Agreement except for its own negligence or willful misconduct or bad faith.

Section 7.13.Appointment and Acceptance of Agency. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth in this Warrant Agreement, and the Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth.

Section 7.14.Successors and Assigns. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 7.15.Notices. Any notice or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by any Warrantholder to or on the Company shall be sufficiently given or made if sent by mail first-class, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

General Motors Company
Attention: James A. Davlin, Vice President, Finance &Treasurer
300 Renaissance Center
Detroit, Michigan 48265-3000
Telephone: (212) 418-3500
with a copy to:
General Motors Company
Attention: Robert C. Shrosbree, Director Legal, Corporate & Securities

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300 Renaissance Center
Detroit, Michigan 48265-3000
Telephone: (313) 665-8452
Facsimile: (313) 665-4960
Any notice or demand authorized by this Warrant Agreement to be given or made by any Warrantholder or by the Company to or on the Warrant Agent shall be sufficiently given or made if sent by mail first-class, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:
U.S. Bank Corporate Trust Services
One Federal Street, 10th Floor
Attention: Karen R. Beard, Vice President
Re: General Motors Company Warrant Agreement
Boston, MA 02110
Fax: (617) 603-6667
Any notice of demand authorized by this Warrant Agreement to be given or made to any Warrantholder shall be sufficiently given or made if sent by first-class mail, postage prepaid to the last address of such Warrantholder as it shall appear on the Warrant Register. Any notice to the owners of a beneficial interest in a Global Warrant shall be distributed through the Depositary in accordance with the procedures of the Depositary, and such notice shall be deemed to be effective at the time of dispatch to the Depositary.
Section 7.16.Applicable Law. The validity, interpretation and performance of this Warrant Agreement and of the Warrant Certificates shall be governed by the law of the State of New York without giving effect to the principles of conflicts of laws thereof.

Section 7.17.Benefit of this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any Person or corporation other than the parties hereto and the Warrantholders any right, remedy or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements in this Warrant Agreement contained shall be for the sole and exclusive benefit of the parties hereto and their successors and of the Warrantholders.

Section 7.18.Registered Warrantholders. Prior to due presentment for registration of transfer, the Company and the Warrant Agent may deem and treat the Person in whose name any Warrants are registered in the Warrant Register as the absolute owner thereof for all purposes whatever (notwithstanding any notation of ownership or other writing thereon made by anyone other than the Company or the Warrant Agent) and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary or be bound to recognize any equitable or other claim to or interest in any Warrants on the part of any other Person and shall not be liable for any registration of transfer of Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration of transfer or with such knowledge of such facts that its participation therein amounts to bad faith.

Section 7.19.Inspection of this Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times for inspection by any registered Warrantholder at the

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principal office of the Warrant Agent (or successor warrant agent). The Warrant Agent may require any such holder to submit his Warrant Certificate for inspection by it before allowing such holder to inspect a copy of this Warrant Agreement.

Section 7.20.Headings. The Article and Section headings herein are for convenience only and are not a part of this Warrant Agreement and shall not affect the interpretation thereof.

Section 7.21.Counterparts. This Warrant Agreement may be executed in any number of counterparts on separate counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, this Second Amended and Restated Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

General Motors Company
By:	/s/ Daniel Ammann
Name: Daniel Ammann
Title: Executive Vice President and Chief Financial Officer

U.S. Bank National Association, as Warrant Agent
By:	/s/ Karen R. Beard
Name: Karen R. Beard
Title: Vice President

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EXHIBIT A
FORM OF GLOBAL WARRANT LEGEND
UNLESS THIS GLOBAL WARRANT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO GENERAL MOTORS COMPANY, A DELAWARE CORPORATION (THE “ISSUER”), THE CUSTODIAN OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFER OF THIS GLOBAL WARRANT SHALL BE LIMITED TO TRANSFERS IN WHOLE, AND NOT IN PART, TO THE COMPANY, DTC, THEIR SUCCESSORS AND THEIR RESPECTIVE NOMINEES.

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EXHIBIT B
FORM OF WARRANT CERTIFICATE
[FACE]
No._____    CUSIP No. _____
[UNLESS THIS GLOBAL WARRANT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO GENERAL MOTORS COMPANY, A DELAWARE CORPORATION (THE “ISSUER”), THE CUSTODIAN OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFER OF THIS GLOBAL WARRANT SHALL BE LIMITED TO TRANSFERS IN WHOLE, AND NOT IN PART, TO THE COMPANY, DTC, THEIR SUCCESSORS AND THEIR RESPECTIVE NOMINEES.] 1

_____________
1Insert for Global Warrant.

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GENERAL MOTORS COMPANY
[Designation of Warrants]
NUMBER OF WARRANTS: Initially, 45,454,545 Warrants, subject to adjustment as described in the Second Amended and Restated Warrant Agreement dated as of August 12, 2013 between General Motors Company, a Delaware corporation, and U.S. Bank National Association, as Warrant Agent (as may be further amended or supplemented from time to time in accordance with its terms, the “Warrant Agreement”), each of which is exercisable for one share of Common Stock.
EXERCISE PRICE: Initially, $42.31 per Warrant, subject to adjustment as described in the Warrant Agreement.
FORM OF SETTLEMENT: Upon exercise of any Warrants represented hereby, the Warrantholder shall be entitled to receive, without any payment therefor, a number of shares of Common Stock equal to the Net Share Amount, together with Cash in lieu of any fractional shares or fractional Warrants, as described in the Warrant Agreement.
DATES OF EXERCISE: At any time, and from time to time, prior to 5:00 p.m., New York City time, on the Expiration Date, the Warrantholder shall be entitled to exercise all Warrants then represented hereby and outstanding (which may include fractional Warrants) or any portion thereof (which shall not include any fractional Warrants).
PROCEDURE FOR EXERCISE: Warrants may be exercised by (a) in the case of a Certificated Warrant, surrendering the Warrant Certificate evidencing such Warrant at the principal office of the Warrant Agent (or successor warrant agent), with the Exercise Notice set forth on the reverse of the Warrant Certificate duly completed and executed, together with any applicable transfer taxes, or (b) in the case of a Global Warrant, complying with the procedures established by the Depositary for the exercise of Warrants.
EXPIRATION DATE: December 31, 2015.
This Warrant Certificate certifies that [CEDE & CO.]2 [__________]3, or its registered assigns, is the Warrantholder of the Number of Warrants (the “Warrants”) specified above[, as modified in Schedule A hereto,]4 (such number subject to adjustment from time to time as described in the Warrant Agreement).
In connection with the exercise of any Warrants, (a) the Company shall determine the Net Share Amount for each Warrant, and (b) the Company shall, or shall cause the Warrant Agent to, deliver to the exercising Warrantholder, on the applicable Settlement Date, for each Warrant exercised, a number of shares of Common Stock equal to the relevant Net Share Amount, together with Cash in lieu of any fractional shares or fractional Warrants as described in the Warrant Agreement.
Prior to the relevant Exercise Date as described more fully in the Warrant Agreement, Warrants will not entitle the Warrantholder to any of the rights of the holders of shares of Common Stock.
__________________
2 Insert for Global Warrant.
3 Insert for Certificated Warrant.
4 Insert for Global Warrant.

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Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof, and such further provisions shall for all purposes have the same effect as though fully set forth in this place.
This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.
In the event of any inconsistency between the Warrant Agreement and this Warrant Certificate, the Warrant Agreement shall govern.

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IN WITNESS WHEREOF, General Motors Company has caused this instrument to be duly executed.

Dated:_________________________________

General Motors Company

By:
Name:
Title:

Attest

By:
Secretary

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Certificate of Authentication
These are the Warrants referred to in the above-mentioned Warrant Agreement.
Countersigned as of the date above written:

U.S. Bank National Association, as Warrant Agent

By:
Authorized Officer

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[FORM OF REVERSE OF WARRANT CERTIFICATE]
GENERAL MOTORS COMPANY
The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued by the Company pursuant to the Second Amended and Restated Warrant Agreement, dated as of August 12, 2013 (as may be further amended or supplemented from time to time in accordance with its terms, the “Warrant Agreement”), between the Company and U.S. Bank National Association (the “Warrant Agent”), and are subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions each Warrantholder consents by acceptance of this Warrant Certificate or a beneficial interest herein. Without limiting the foregoing, all capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Warrant Agreement. A copy of the Warrant Agreement is on file at the Warrant Agent's Office.
The Warrant Agreement and the terms of the Warrants are subject to amendment as provided in the Warrant Agreement.
This Warrant Certificate shall be governed by, and interpreted in accordance with, the laws of the State of New York without regard to the conflicts of laws principles thereof.

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[To be attached if Warrant is a Certificated Warrant]
Exercise Notice
U.S. Bank National Association
60 Livingston Avenue
Attention: Transfer Department
Re: General Motors Company Warrant Agreement
Mail Station EP-MN-WS2N
St. Paul, MN 66107
The undersigned (the “Registered Warrantholder”) hereby irrevocably exercises_______________ Warrants (the “Exercised Warrants”) and delivers to you herewith a Warrant Certificate or Warrant Certificates, registered in the Registered Warrantholder's name, representing a Number of Warrants at least equal to the number of Exercised Warrants.
The Registered Warrantholder hereby directs the Warrant Agent to:
(a)deliver the Net Share Amount for each of the Exercised Warrants as follows:
_________________________________________________________ ; and
(b)if the number of Exercised Warrants is less than the Number of Warrants represented by the enclosed Warrant Certificates, to deliver a Warrant Certificate representing the unexercised Warrants to:
_________________________________________________________

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Dated:
(Registered Warrantholder)

By:
Authorized Signature
Address:
Telephone:

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[To Be Attached if Warrant is a Global Warrant]
SCHEDULE A
SCHEDULE OF INCREASES OR DECREASES IN WARRANTS
The initial Number of Warrants represented by this Global Warrant is 45,454,545. In accordance with the Second Amended and Restated Warrant Agreement, dated as of August 12, 2013, between the Company and U.S. Bank National Association, as Warrant Agent, the following increases or decreases in the Number of Warrants represented by this certificate have been made:

Date	Amount of increase in Number of Warrants evidenced by this Global Warrant	Amount of decrease in Number of Warrants evidenced by this Global Warrant	Number of Warrants evidenced by this Global Warrant following such decrease or increase	Signature of authorized signatory

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[To Be Attached if Warrant is a Global Warrant or Certificated Warrant]
FORM OF ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers the Warrant(s) represented by this Certificate to:
________________________________
Name, Address and Zip Code of Assignee

and irrevocably appoints
Name of Agent
as its agent to transfer this Warrant Certificate on the books of the Warrant Agent.
[Signature page follows]

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Dated:
Name of Transferee

By:
Name:
Title:

(Sign exactly as your name appears on the other side of this Certificate)
NOTICE: The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

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EXHIBIT C
FORM OF COMMON STOCK REQUISITION ORDER
[Date]
Via Facsimile [ ]
General Motors Company
300 Renaissance Center
Detroit, MI 48265-3000

Re:	DWAC Issuance
Control No.
Ladies and Gentlemen:
You are hereby authorized to issue and deliver the shares of Common Stock as indicated below via DWAC. The shares are being issued to cover the exercise of Warrants under the Second Amended and Restated Warrant Agreement, dated as of August 12, 2013, between the Company and U.S. Bank National Association, as Warrant Agent (as may be further amended or supplemented from time to time in accordance with its terms, the “Warrant Agreement”). Defined terms used but not defined herein have the meaning assigned to them in the Warrant Agreement.

Number of Shares:
Original Issue or
Transfer from Treasury Account
Broker Name:
Broker DTC Number:
Contact and Phone:

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The Broker will initiate the DWAC transaction on (date).

Sincerely, U.S. Bank National Association, as Warrant Agent
By:
Name:
Title:
cc: [Insert name] via facsimile [insert fax number]
Broker

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